Exhibit 10.6

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of April 4, 2016 by and among Guida R. Sajdak (the “Executive”), Westfield Financial, Inc., a bank holding company (“Buyer”), Westfield Bank, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Chicopee Bancorp, Inc., a bank holding company (“Seller”), and Chicopee Savings Bank, a wholly-owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of April 4, 2016 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Buyer, Buyer Bank, Seller, Seller Bank, and the Executive desire to enter into this Agreement, which shall supersede the Executive Employment Agreement by and among Seller, Seller Bank and the Executive, dated October 28, 2015 (the “Employment Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein irrespective of whether the Executive terminates employment (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event of the Executive’s termination of employment without “Cause” or for “Good Reason” following a “Change of Control” (as such terms are defined in the Employment Agreement) as contemplated by Sections 11 and 12 of the Employment Agreement).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Buyer Bank, Seller, and Seller Bank agree as follows:

1.                  Settlement Amount.

1.1              Employment Agreement Amount. On the Closing Date, provided the Executive has remained employed with the Seller and Seller Bank to and including the Closing Date, Seller shall, or shall cause an affiliate to, pay to the Executive a lump-sum cash amount equal to the total of $406,394, in full satisfaction of the payment obligations of Seller and Seller Bank under the Employment Agreement, less applicable tax withholdings (the total of such sum, the “Employment Agreement Amount”) with such amount to be further reduced pursuant to Section 1.2 hereof as may be needed.

For the avoidance of doubt, the payment of the Employment Agreement Amount under this Agreement shall not release Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified and non-qualified plans of Seller or Seller Bank, including any benefits that become vested as a result of the Merger; (c) obligations regarding accelerated vesting of equity awards and phantom stock awards, if any, under any equity awards or phantom stock unit awards granted by Seller to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller as contemplated by Section 2.01 of the Merger Agreement; or (e) rights to indemnification under applicable corporate law, the organizational documents of Seller or Seller Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to Section 5.12 of the Merger Agreement. For the avoidance of doubt, the parties to this Agreement acknowledge that the Merger constitutes a “change of control” for purposes of Seller Bank 2012 Phantom Stock Unit Award and Long-Term Incentive Plan, and Seller Bank will pay out all cash amounts under such agreements at the Closing Date.

1.2              Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Employment Agreement Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from Buyer, Buyer Bank, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Buyer, Buyer Bank, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. It is hereby understood that the Employment Agreement Amount as determined under this Section 1.2 will be subject to further adjustment upon the consummation of the Merger. Any determination required under this Section 1.2 shall be made by Seller and Buyer and their respective tax advisors, whose determination shall be conclusive and binding upon the Executive, Seller, and Seller Bank, and it is hereby understood that such determination will follow the same methodology for calculating the Code Section 280G limitation in order to avoid an “excess parachute payment” as provided in Seller Bank Disclosure Schedule 3.18(f) to the Merger Agreement.

1.3              No Further Adjustment. The parties hereby agree that the Employment Agreement Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.4              Employment with Buyer. Buyer and Buyer Bank anticipate that Executive will be an at-will employee of Buyer and/or Buyer Bank following the Closing Date as Executive Vice President, Chief Risk Officer at a base salary rate of $210,000 per year.

1.5              Complete Satisfaction. In consideration of the payment of the Employment Agreement Amount, the employment by Buyer and/or Buyer Bank following the Closing Date and the other provisions of this Agreement, the Executive, Buyer, Buyer Bank, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the Employment Agreement Amount, as determined in accordance Section 1.1 and Section 1.2, shall be in complete satisfaction of all rights to payments due to Executive under the Employment Agreement. Notwithstanding anything to the contrary contained herein, to the extent that the loyalty and confidentiality provisions in Section 10 of the Employment Agreement are not superseded by a separate written employment agreement by and between the Buyer, Buyer Bank and the Executive, these provisions shall survive termination of the Employment Agreement.

2.                  Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, Executive, Buyer, Seller, and Seller Bank agree that the payment described in Section 1 is intended to be excepted from compliance with Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4).

3.                  General.

3.1              Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

3.2              Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in a separate written employment agreement by and between Buyer, Buyer Bank and the Executive. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

3.3              Withholdings. Seller, Seller Bank, Buyer, and Buyer Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

3.4              Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

3.5              Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Buyer, Buyer Bank, Seller, nor Seller Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

3.6              Voluntary Action and Waiver. The Executive acknowledges that by her free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that she has been advised to consult with an attorney prior to executing this Agreement.

3.7              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.                  Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Buyer Bank, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

/s/ Guida R. Sajdak
Guida R. Sajdak

CHICOPEE BANCORP, INC.

By: /s/ William J. Wagner
Name: William J. Wagner
Title: President and Chief Executive Officer

CHICOPEE SAVINGS BANK

By: /s/ William J. Wagner
Name: William J. Wagner
Title: President and Chief Executive Officer

WESTFIELD FINANCIAL, INC.

By: /s/ James C. Hagan
Name: James C. Hagan
Title: Chief Executive Officer and President

WESTFIELD BANK

By: /s/ James C. Hagan
Name: James C. Hagan
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]